EXHIBIT 10.1
TAX SHARING AGREEMENT
     This Tax Sharing Agreement (this “Agreement”) is entered into as of June 13, 2008 between Bentley Pharmaceuticals, Inc., a Delaware corporation (“Bentley”), and CPEX Pharmaceuticals, Inc., a Delaware corporation and wholly owned subsidiary of Bentley (“CPEX” and together with Bentley, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, by and between Bentley and CPEX (the “Separation Agreement”).
RECITALS
     Whereas, Bentley is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that has filed consolidated federal income tax returns.
     Whereas, CPEX is a newly-formed, wholly owned subsidiary of Bentley.
     Whereas, pursuant to the Separation Agreement, among other things, Bentley will transfer to CPEX all of the CPEX Assets and CPEX will issue to Bentley shares of CPEX Common Stock and CPEX will contribute all of the CPEX Assets to CPEX Pharma, Inc., a Delaware corporation, newly-formed and wholly owned subsidiary of CPEX, in exchange for common stock (collectively, the “Contribution”);
     Whereas, on the Distribution Date, Bentley will distribute all of the issued and outstanding shares of CPEX Common Stock on a pro rata basis to holders of Bentley Common Stock (the “Distribution”);
     Whereas, the Parties intend that the Distribution shall not qualify as a distribution described in Section 355 of the Code (the “Distribution Tax Treatment”);
     Whereas, the Parties intend that after the Distribution none of CPEX or its Subsidiaries will be a member of the Bentley Group for federal income tax purposes;

     Whereas, the Parties intend that the Contribution, taking into account the Distribution, shall qualify as a series of transfers described in Section 351(a) of the Code or otherwise as a transaction eligible for tax-free treatment under the Code (the “Contribution Tax Treatment”); and
     Whereas, the Parties desire to set forth their rights and obligations with respect to Taxes (as defined herein) due for periods before and after the Distribution Date;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     1.01 GENERAL. As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” shall have the meaning set forth in the Separation Agreement.
“Agreement” shall have the meaning set forth in the preamble to this Agreement.
“Ancillary Agreements” shall mean the Ancillary Agreements as set forth in the Separation Agreement together with the Separation Agreement.
“Bentley” shall have the meaning set forth in the preamble to this Agreement.
“Bentley Filed Tax Return” shall have the meaning set forth in Section 2.01(a).
“Bentley Group” shall have the meaning set forth in the Separation Agreement.
“Bentley Indemnitees” shall have the meaning set forth in Section 4.01(b).
“Bentley Taxes” shall have the meaning set forth in Section 2.03(b).
“Code” shall have the meaning set forth in the recitals.

“Contribution” shall have the meaning set forth in the recitals.
“Contribution Tax Treatment” shall have the meaning set forth in the recitals.
“CPEX” shall have the meaning set forth in the preamble to this Agreement.
“CPEX Assets” shall have the meaning set forth in the Separation Agreement.
“CPEX Business” shall have the meaning set forth in the Separation Agreement.
“CPEX Common Stock” shall have the meaning set forth in the Separation Agreement.
“CPEX Filed Tax Return” shall have the meaning set forth in Section 2.01(b).
“CPEX Group” shall have the meaning set forth in the Separation Agreement.
“CPEX Indemnitees” shall have the meaning set forth in Section 4.01(a).
“CPEX Taxes” shall have the meaning set forth in Section 2.03(a).
“Dispute” shall have the meaning set forth in Article VIII.
“Distribution” shall have the meaning set forth in the recitals.
“Distribution Date” shall mean the date on which the Distribution shall become effective.
“Distribution Tax Treatment” shall have the meaning set forth in the recitals.
“Final Determination” shall mean a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Tax law.
“Governmental Authority” shall have the meaning set forth in the Separation Agreement.
“Group” shall have the meaning set forth in the Separation Agreement.

“Liabilities” shall have the meaning set forth in the Separation Agreement.
“Merger Date” shall mean the Closing Date as set forth in the Agreement and Plan of Merger, dated as of the date hereof, by and among Teva Pharmaceutical Industries Limited, Beryllium Merger Corporation and Bentley.
“Parties” shall have the meaning set forth in the preamble to this Agreement.
“Person” shall have the meaning set forth in the Separation Agreement.
“Post-Distribution Period” shall mean any taxable year or other taxable period beginning after the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period that begins at the beginning of the day after the Distribution Date.
“Pre-Distribution Period” shall mean any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period through the close of the Distribution Date.
“Separation Agreement” shall have the meaning set forth in the preamble to this Agreement.
“Subsidiary” shall have the meaning set forth in the Separation Agreement.
“Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Governmental Authority, including, without limitation, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Advisor” shall have the meaning set forth in Article VIII.

“Tax Contest” shall have the meaning set forth in Section 5.01.
“Tax Information Packages” shall mean any information required in order to prepare and file any Bentley Filed Tax Return.
“Tax Materials” shall have the meaning set forth in Section 3.01(a).
“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Governmental Authority or any bill for or notice related to ad valorem or other similar Taxes received from a Governmental Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
     1.02 REFERENCES; INTERPRETATION. References in this Agreement to the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules and Exhibits hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified. The word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.
ARTICLE II.
TAX RETURNS AND TAX PAYMENTS
     2.01 OBLIGATIONS TO FILE TAX RETURNS.
          (a) Bentley shall have the sole and exclusive responsibility for the preparation and filing of each Tax Return that (x) includes any member of the Bentley Group or the CPEX Group and that is required to be filed on or before the Distribution Date or (y) includes any member of the Bentley Group and that is required to be filed after the Distribution Date (each, a “Bentley Filed Tax Return”); provided, however, that (1) all Bentley Filed Tax Returns shall be prepared on a basis that is consistent with both the Contribution Tax Treatment and the Distribution Tax Treatment, (2) CPEX shall promptly prepare and deliver to Bentley in a manner consistent with past practices pro forma Tax Returns and Tax Information Packages for any taxable period in which any member of the CPEX Group is included in, or any portion of the CPEX Business is reflected on, a Bentley Filed Tax Return, (3) Bentley shall provide to CPEX sufficiently in advance of the due date for the filing thereof, and CPEX shall have a reasonable opportunity to review and comment on, any such Bentley Filed Tax Return (or the relevant portion thereof) to the extent that CPEX is responsible for any portion of the Taxes reported on such Bentley Filed Tax Return, and (4) in the case of any Bentley Filed Tax Return that includes any member of the CPEX Group or the CPEX Business only for the portion of the relevant taxable period that ends on the Distribution Date, Taxes shall be allocated to the portion of such taxable period that ends on the Distribution Date based on an actual or hypothetical closing of the books at the close of the Distribution Date. Each member of the CPEX Group hereby irrevocably authorizes and designates Bentley as its agent, coordinator and administrator for the purpose of taking any and all actions necessary or incidental to the filing of any such Bentley Filed Tax Returns and, except as otherwise provided herein, for the purpose of making payments to, or collecting refunds from, any Governmental Authority in respect of a Bentley Filed Tax Return. Except as otherwise provided herein, Bentley shall have the exclusive right to file, prosecute, compromise or settle any claim for, or refund of, Taxes in respect of a Bentley Filed Tax Return for which Bentley bears responsibility hereunder and to determine whether any refunds of Taxes to which the Bentley Group may be entitled shall be received by way of refund or credit against the Tax liability of the Bentley Group.
          (b) CPEX shall have the sole and exclusive responsibility for the preparation and filing of each Tax Return that is required to be filed after the Distribution Date that includes any member of the CPEX Group or otherwise relates to the CPEX Business that is not a Bentley Filed Tax Return (each, a “CPEX Filed Tax Return”); provided, however, that, except as otherwise required by law, (1) all CPEX Filed Tax Returns shall be prepared on a basis that is consistent with both the Contribution Tax Treatment and the Distribution Tax Treatment, (2) CPEX shall provide to Bentley sufficiently in advance of the due date for the filing thereof, and Bentley shall have a reasonable opportunity to review and comment on, any such CPEX Filed Tax Return (or the relevant portion thereof) to the extent that Bentley is responsible for any portion of the Taxes reported on such CPEX Filed Tax Return, and (3) in the case of any CPEX Filed Tax Return that includes any member of the CPEX Group or the CPEX Business only for the portion of the relevant taxable period that begins after the Distribution Date, Taxes shall be allocated to the portion of such taxable period that begins after the Distribution Date based on an actual or hypothetical closing of the books at the close of the Distribution Date.
     2.02 OBLIGATION TO REMIT TAXES. Subject to Section 2.01 and subject always to the ultimate division of responsibility for Taxes set out in Section 2.03, Bentley and CPEX shall each remit or cause to be remitted to the applicable Governmental Authority in a timely manner any Taxes due in respect of any Tax Return that such Party is required to file (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such Party or a member of such Party’s Group to any Governmental Authority); provided, however, that in the case of any Tax Return, the Party not required to file such Tax Return shall remit to the Party required to file such Tax Return in immediately available funds the amount of any Taxes reflected on such Tax Return for which the former Party is responsible hereunder at least two (2) Business Days before payment of the relevant amount is due to a Governmental Authority.
     2.03 TAX SHARING OBLIGATIONS AND PRIOR AGREEMENTS.
          (a) CPEX and the members of the CPEX Group shall be responsible for the payment of (and shall be entitled to any refund of or credit for) all Taxes (i) that are attributable to any member of the CPEX Group or the CPEX Business for any taxable period, in accordance with the principles set forth in Section 2.01(a)(4), provided, however, that (x) the determination of any such Taxes for any Pre-Distribution Period shall be made treating the CPEX Group or the CPEX Business, as applicable, as a stand-alone corporation, using methods and conventions consistent with past practices, (y) such Taxes shall not include any Taxes incurred by any member of any Group in connection with either the Contribution or the Distribution, and (z) such Taxes shall be net of any Tax attributes attributable to the CPEX Group, the CPEX Business or the Bentley Group that are available as of the close of the Merger Date (taking into account any Tax liability incurred by any member of the Bentley Group in connection with either the Contribution or the Distribution) to reduce (whether or not they actually reduce as of such date) the Tax Liability of any member of any Group for any Pre-Distribution Period or any member of the Bentley Group for any Post-Distribution Period, or (ii) resulting from any breach of or inaccuracy in any representation, covenant or obligation of any member of the CPEX Group under this Agreement (collectively, “CPEX Taxes”).
          (b) Bentley and the members of the Bentley Group shall be responsible for the payment of (and shall be entitled to any refund of or credit for) all Taxes (i) that are attributable to any member of the Bentley Group, other than CPEX Taxes, or (ii) resulting from any breach of or inaccuracy in any representation, covenant or obligation of any member of the Bentley Group under this Agreement (collectively, “Bentley Taxes”).
          (c) If, prior to the Distribution, a deposit (including a payment of estimated Taxes) were made with respect to any Tax for which CPEX or the members of the CPEX Group are responsible under this Agreement, such deposit shall be assigned to CPEX and CPEX shall be liable only for the amount of such Tax ultimately due in excess of the applicable deposit. To the extent the amount of such deposit exceeds the amount of Tax attributable to such deposit that is ultimately due, Bentley shall pay such excess over to CPEX within five days after the filing of the applicable Bentley Filed Tax Return.
          (d) Refunds received and the amount of credits claimed by one Party with respect to Taxes for which the other Party or the members of such other Party’s Group are responsible under this Agreement, shall be remitted to such other Party within five days after the first Party receives such refund or files the Tax Return claiming such refund or credit, as applicable. In the event that any such credit is subsequently reduced as a result of any adjustment required by any Governmental Authority, such other Party shall pay the amount of such reduction to the first Party within five days of receiving notice of such reduction from the first Party.
          (e) At CPEX’s request, the Bentley Group shall, at CPEX’s expense, use its reasonable best efforts to obtain any refund or credit of a Tax or item included in a Bentley Filed Tax Return to which any member of the CPEX Group is entitled pursuant to this Agreement, including through filing appropriate forms with the applicable Governmental Authority; provided that the Bentley Group shall not be required to comply with such request if Bentley reasonably determines that attempting to obtain such refund or credit will have a material adverse impact on any member of the Bentley Group.
          (f) Except as set forth in this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Bentley Group and any member of the CPEX Group shall be terminated with respect to the CPEX Group as of the Distribution Date, and no member of the CPEX Group shall have any continuing rights or obligations thereunder.
     2.04 AMENDED RETURNS.
          (a) CPEX shall not, and shall not permit any member of the CPEX Group to, file any amended Tax Return that includes any member of the Bentley Group.
          (b) Bentley shall not, and shall not permit any member of the Bentley Group to, file any amended Tax Return that that may increase any CPEX Tax or otherwise give rise to indemnification pursuant to Section 4.01(b).
ARTICLE III.
COVENANTS
     3.01 CPEX COVENANTS. Notwithstanding anything else to the contrary contained in this Agreement or any other agreement, CPEX (on behalf of itself and all other members of the CPEX Group) hereby confirms and agrees that neither CPEX nor any member of the CPEX Group will take or permit to be taken any action at any time that could jeopardize the Contribution Tax Treatment, the Distribution Tax Treatment or both.
     3.02 BENTLEY COVENANTS. Notwithstanding anything else to the contrary contained in this Agreement or any other agreement, Bentley (on behalf of itself and all other members of the Bentley Group) hereby confirms and agrees that neither Bentley nor any member of the Bentley Group will take or permit to be taken any action at any time that could jeopardize, the Contribution Tax Treatment, the Distribution Tax Treatment or both. Notwithstanding the foregoing, Bentley or a member of the Bentley Group may take or permit to be taken any action prohibited by the preceding sentence, subject to, and without limiting or modifying, Bentley’s continuing indemnification obligation under Section 4.01(a), if (x) Bentley obtains the written consent of CPEX (which consent shall not be unreasonably withheld) or (y) Bentley obtains a ruling from the Internal Revenue Service or an opinion of a nationally recognized law firm, in form and substance reasonably satisfactory to CPEX, that the taking of such action will not materially adversely affect either the Contribution Tax Treatment or the Distribution Tax Treatment.
ARTICLE IV.
INDEMNITY OBLIGATIONS AND PAYMENTS
     4.01 INDEMNITY OBLIGATIONS.
          (a) Notwithstanding whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, Bentley shall indemnify and hold harmless CPEX, each member of the CPEX Group and their respective directors, officers and employees (collectively, the “CPEX Indemnitees”) from and against, and will reimburse the CPEX Indemnitees for (i) all Bentley Taxes and (ii) all Taxes, Liabilities and related losses arising out of, based upon or relating or attributable to any breach of or inaccuracy in any representation, covenant or obligation of any member of the Bentley Group under this Agreement.
          (b) CPEX shall indemnify and hold harmless Bentley, each member of the Bentley Group and their respective directors, officers and employees (collectively, the “Bentley Indemnitees”) from and against, and will reimburse the Bentley Indemnitees for (i) all CPEX Taxes and (ii) all Taxes, Liabilities and related losses arising out of, based upon or relating or attributable to any breach of or inaccuracy in any representation, covenant or obligation of any member of the CPEX Group under this Agreement.
     4.02 NOTICE. The Parties shall give each other prompt written notice of any payment that may be due to the provider of such notice under this Agreement.
     4.03 TREATMENT OF PAYMENTS. The Parties agree that any payment made between the Parties pursuant to this Agreement or any other Ancillary Agreement with respect to a Pre-Distribution Period or as a result of an event or action occurring in a Pre-Distribution Period shall be treated, to the extent permitted by law, for all Tax purposes as a nontaxable payment (i.e., a distribution or a capital contribution) made immediately prior to the Distribution.

ARTICLE V.
TAX CONTESTS
     5.01 NOTICE. Bentley shall promptly notify CPEX in writing upon receipt by Bentley or any member of the Bentley Group of a written communication from any Governmental Authority with respect to any pending or threatened audit, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which CPEX may be liable under this Agreement. CPEX shall promptly notify Bentley in writing upon receipt by CPEX or any member of the CPEX Group of a written communication from any Governmental Authority with respect to any Tax Contest concerning any Taxes for which Bentley may be liable under this Agreement.
     5.02 CONTROL OF CONTESTS BY BENTLEY. Bentley shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving (i) any Bentley Filed Tax Return, or (ii) the Contribution or any transaction associated therewith as described in the Separation Agreement. Subject to Bentley’s control right, upon request by CPEX, CPEX shall, at CPEX’s expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of CPEX or any member of the CPEX Group under this Agreement or that relates to the Contribution Tax Treatment, and Bentley shall not settle any such Tax Contest without the consent of CPEX, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything else to the contrary contained herein, in the case of any such Tax Contest relating to the Contribution Tax Treatment, absent a settlement of such Tax Contest pursuant to the preceding sentence, Bentley shall be required to exhaust, at CPEX’s expense, all administrative remedies available with respect to such Tax Contest.
     5.03 CONTROL OF CONTESTS BY CPEX. CPEX shall have the full responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving any CPEX Filed Tax Return. Subject to CPEX’s control right, upon request by Bentley, Bentley shall, at Bentley’s expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of Bentley or any member of the Bentley Group under this Agreement.

ARTICLE VI.
COOPERATION
     6.01 GENERAL. Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with the other Party in connection with the preparation and filing of any Tax Return or the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.
     6.02 CONSISTENT TREATMENT. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the allocation of Taxes between the Bentley Group and the CPEX Group as set forth in this Agreement or (b) the Contribution Tax Treatment and the Distribution Tax Treatment.
ARTICLE VII.
RETENTION OF RECORDS; ACCESS
     7.01 RETENTION OF RECORDS; ACCESS. For so long as the contents thereof may become material in the administration of any matter under applicable Tax law, but in any event until the later of (i) the expiration of any applicable statute of limitation and (ii) seven years after the Distribution Date, the Parties shall (a) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of any member of either the Bentley Group or the CPEX Group for any Pre-Distribution Period or any Post-Distribution Period or for any Tax Contests relating to such Tax Returns, and (b) give to the other Party reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (ensuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a Party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party. At any time after the Distribution Date that a Party proposes to destroy such material or information, it shall first notify the other Party in writing and the other Party shall be entitled to receive such materials or information proposed to be destroyed.

ARTICLE VIII.
DISPUTE RESOLUTION
     8.01 DISPUTE RESOLUTION. The Parties shall attempt in good faith to resolve any disagreement arising under this Agreement, including any dispute in connection with a claim by a third party (a “Dispute”). Either Party may give the other Party written notice of any Dispute not resolved in the normal course of business. If such a Dispute is not resolved within sixty (60) days following the date on which one Party gives such notice, the Parties shall jointly retain a nationally recognized law or accounting firm, reasonably acceptable to the Parties (the “Tax Advisor”), to act as an arbitrator in order to resolve the Dispute. The Tax Advisor’s determination as to any Dispute shall be made in accordance with the terms of this Agreement and shall be final and binding on the Parties and not subject to collateral attack for any reason (other than manifest error). All fees and expenses of the Tax Advisor shall be shared equally by Bentley, on the one hand, and CPEX, on the other hand.
ARTICLE IX.
MISCELLANEOUS PROVISIONS
     9.01 GOVERNING LAW. This Agreement, except as expressly provided herein, shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.
     9.02 APPLICATION TO PRESENT AND FUTURE SUBSIDIARIES. This Agreement is being entered into by Bentley and CPEX on behalf of themselves and the members of their respective Groups. This Agreement shall constitute a direct obligation of each such entity. Articles III and VI of this Agreement shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of Bentley or CPEX in the future.
     9.03 FURTHER ASSURANCES. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.
     9.04 SURVIVAL. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

     9.05 ADDRESSES AND NOTICES. All notices, consents, requests, instructions, approvals, statements, reports and other communications provided for herein shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:
     If to Bentley:
Bentley Pharmaceuticals, Inc.
Bentley Park, 2 Holland Way
Exeter, New Hampshire 03833
Attn: James R. Murphy
     If to CPEX:
CPEX Pharmaceuticals, Inc.
Bentley Park, 2 Holland Way
Exeter, New Hampshire 03833
Attn: John A. Sedor
          Either Party may, by notice to the other Party, change the address to which such notices are to be given. Notice delivered personally shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed.
     9.06 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.
     9.07 WAIVERS OF DEFAULT. The failure of either Party to require strict performance by the other Party of any provision in this Agreement, or to exercise any right or remedy under this Agreement will not waive or diminish such Party’s right to demand strict performance or exercise thereafter of that or any other provision, right or remedy hereof.
     9.08 INVALIDITY OF PROVISIONS. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.
     9.09 COMPLETE AGREEMENT. This Agreement contains the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, negotiations, discussions, writings, understanding, commitments and conversations pertaining thereto and there are no agreements or understandings between the Parties other than those set forth or referred to in this Agreement. In the event of any inconsistency between this Agreement and the Separation Agreement or any other agreements relating to the transactions contemplated by the Separation Agreement, the provisions of this Agreement shall control.
     9.10 CONSTRUCTION. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Party.
     9.11 NO DOUBLE RECOVERY. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.
     9.12 SETOFF. All payments to be made by any Party under this Agreement may be netted against payments due to such Party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.
     9.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement, and shall become effective when each counterpart has been signed by each of the Parties and delivered to the other Party.
     9.14 NO THIRD PARTY RIGHTS. This Agreement is only intended to allocate the responsibility for certain Taxes between Bentley and CPEX and to address the other Tax matters stated herein. Nothing in this Agreement, express or implied, is intended or shall confer any right, benefit, claim or remedy of any nature whatsoever under or by reason of this Agreement upon any member of a Party’s group or Person other than Bentley and CPEX. Bentley and CPEX acknowledge and agree that the respective rights of the Bentley Indemnitees and the CPEX Indemnitees expressly provided under this Agreement may only be enforced by Bentley and CPEX, respectively.

     9.15 SEPARATION AGREEMENT. To the extent not inconsistent with any specific term of this Agreement, the provisions of the Separation Agreement shall apply in relevant part to this Agreement, including Sections 11.1 (Termination By Mutual Consent), 12.9 (Headings), 12.12 (Specific Performance), 12.13 (Amendments) and 12.14 (Waiver of Jury Trial).
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have caused this Tax Sharing Agreement to be executed by their duly authorized representatives as of the day and year first above written.

BENTLEY PHARMACEUTICALS, INC.
By:	/s/ James R. Murphy
	Name:	James R. Murphy
	Title:	Chief Executive Officer

CPEX PHARMACEUTICALS, INC.
By:	/s/ John A. Sedor
	Name:	John A. Sedor
	Title:	President and Chief Executive Officer